UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): September 12, 2016

JETBLUE AIRWAYS CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	000-49728	87-0617894
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

27-01 Queens Plaza North, Long Island City, NY 11101
(address of principal executive offices) (Zip Code)

(718) 286-7900
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(b) On September 12, 2016, Mark D. Powers, the Chief Financial Officer (“CFO”) of JetBlue Airways Corporation (“JetBlue” or the “Company”), announced his intention to retire as the Company’s CFO effective on or about November 1, 2016. JetBlue and Mr. Powers have agreed that Mr. Powers will remain with the Company as a Senior Advisor through November 1, 2017. Mr. Powers has been with JetBlue for over ten years, and has served as CFO since 2011. The Company thanks Mr. Powers for his leadership and his years of service.

(e) In connection with his retirement, dated September 13, 2016, JetBlue and Mr. Powers have entered into an agreement under which Mr. Powers will continue to be employed by the Company through November 1, 2017 (the “Consulting Term”) as a Senior Advisor at his current annual salary rate of $425,000. Mr. Powers will be eligible to receive a lump sum payment of $95,000 in April 2017 and a final payment of $25,000 at the end of the Consulting Term. Mr. Powers will be eligible for a pro-rated bonus for 2016 under the Company’s annual incentive program. During the Consulting Term, Mr. Powers’ equity awards will continue to vest in accordance with their terms and conditions and Mr. Powers will continue to receive all Company health and welfare benefits provided to employees and an executive physical. Subject to the terms and conditions of the Company’s pass travel programs as may be amended from time to time, he will receive flight benefits during the Consulting Term and lifetime positive space travel on JetBlue. He will not be eligible for any other equity or annual incentive awards in 2017.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

JETBLUE AIRWAYS CORPORATION
(Registrant)

Date:	September 13, 2016	By: /s/ Alexander Chatkewitz
Alexander Chatkewitz
Vice President, Controller and Chief Accounting Officer (principal accounting officer)